UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 6, 2009 (October 5, 2009)

(Date of earliest event reported)

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Seaport Boulevard, Suite 500

Redwood City, California 94063

(Address of principal executive offices)(Zip Code)

(650) 474-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On October 5, 2009, Threshold Pharmaceuticals, Inc. (the “Company”) completed its previously announced private placement of common stock and warrants (the “Offering”). Investors in the Offering purchased units consisting of one share of common stock and a warrant to purchase 0.4 of a share of common stock at a purchase price of $1.91, which is equal to the consolidated closing bid price of the common stock as reported on the Nasdaq Capital Market for September 29, 2009, plus $0.05. The warrants have an exercise price equal to $2.23 per share, subject to adjustment under certain circumstances, and an expiration date of October 5, 2014. The Company raised gross proceeds of approximately $35 million and issued approximately 18.3 million shares of common stock and warrants to purchase approximately 7.3 million shares of common stock. The Offering was consummated pursuant to the terms and conditions of that certain securities purchase agreement (the “Purchase Agreement”) entered into by the Company on September 29, 2009, with the investors named therein.

In connection with the offering, Federated Kaufmann Fund will have the right to have one designee who is approved by the Company’s Board of Directors (“Board”) nominated to the Board so long as Federated continues to own a specified percentage of the Company’s outstanding common stock, or until such time as this right becomes inconsistent with the rules, regulations and guidance of the Nasdaq Stock Market.

The Offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended (the “Act”), and Regulation D under the Act. The shares of common stock and warrants offered in the private placement and the shares of common stock issuable upon the exercise of the related warrants have not been registered under the Act or any state securities law, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares of common stock and warrants were offered only to accredited investors.

Pursuant to the Purchase Agreement, the Company agreed to file, no later than 30 days after the closing date of the Offering, a registration statement with the SEC registering for resale the shares of common stock offered in the private placement and the shares of common stock issuable upon the exercise of the warrants sold in the Offering. The Company agreed, among other things, to indemnify the selling holders under the registration statement from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to the Company’s registration obligations under the Purchase Agreement.

The Company intends to use the proceeds of the Offering for research and development, working capital and general corporate purposes.

Upon the completion of the Offering, the exercise price of all outstanding warrants issued by the Company on August 29, 2008 (the “2008 Warrants”) was automatically adjusted from $2.34 per share to $1.86 per share, pursuant to the terms of the 2008 Warrants.

Item 8.01	Other Events

On October 6, 2009, the Company issued the press release attached hereto as Exhibit 99.1 regarding the Offering described in this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated October 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ JOEL A. FERNANDES
Joel A. Fernandes
Senior Director, Finance and Controller

Date: October 6, 2009